Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Reports First Quarter 2023 Financial Results

Results for the First Quarter of 2023:
•EPS of ($1.20) per basic and diluted share, compared to EPS of ($1.16) per basic and diluted share for the same period in the prior year
•Protein technology operating at five facilities achieved record daily production rates in recent weeks and on track to produce approximately 900 tons per day for the remainder of the year to achieve annual run rate capacity of 330,000 tons once Wood River returns to operation
•Sold 52,000 tons of Ultra-High Protein in the first quarter, an increase of 40,000 tons over the same period in the prior year
•Consolidated crush margin of ($0.07) per gallon for the first quarter
•2023 financial outlook significantly improved based on spot and forward margins hitting recent highs, creating opportunities to partially hedge 2023
•Financial position remains strong to execute on transformation plan with $408.3 million of cash and cash equivalents, and restricted cash; $159.0 million available under a committed credit facility as of March 31, 2023

OMAHA, Neb., May 4, 2023 (BUSINESS WIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the first quarter of 2023. Net loss attributable to the company was $70.3 million, or ($1.20) per basic and diluted share compared to net loss attributable to the company of $61.5 million or ($1.16) per basic and diluted share, for the same period in 2022. Revenues were $832.9 million for the first quarter of 2023 compared with $781.4 million for the same period last year. EBITDA of ($27.7) million compared to ($27.8) million for the same period in the prior year.

“As of the end of the first quarter, we achieved full production operating rates for Ultra-High Protein across our five MSC locations,” said Todd Becker, President and Chief Executive Officer. “We expect to deliver even greater production levels when Wood River returns to operation and anticipate seeing the full capabilities of this platform over the balance of the year. We sold 52,000 tons of Ultra-High Protein in the first quarter and we continue on the path to deliver more meaningful volumes for pet, aquaculture, and animal nutrition. With MSC technology achieving consistent product quality and production capability, we have begun to see expanding margin contribution from repeat sales. We also continue our focus on further increasing our renewable corn oil yields. This is the result of years of planning and execution and is in line with our full transformation to a producer of a suite of sustainable ingredients.”

“After a very weak start to the year, margins have improved substantially across our platform,” commented Becker. “In recent weeks, with this expansion, we have brought most of our platform back to full production rates with the exception of our Wood River facility. The outlook for the second quarter and beyond has improved and we are well positioned to participate in this upside. With strong driving demand in recent weeks, growth in nationwide E15 blending, and a larger initial corn acreage indication, margins are now positive for the next several quarters and we have begun to hedge a portion of our forward book.”

The construction of the first Clean Sugar Technology™ facility in Shenandoah, Iowa is on track to be completed in early 2024. This disruptive technology is the result of the Fluid Quip Technologies acquisition and continues to generate significant interest from multiple parties across a wide variety of industries including, but not limited to - food and beverage, yeasts, biopolymers and biopesticides.

“Dextrose fundamentals remain very strong and our thesis remains fully intact that this technology has the potential to significantly change our company’s value in the future,” added Becker.

“We believe the second quarter will begin to demonstrate our capabilities through anticipated stronger protein production and margin contributions,” concluded Becker. “We are focused on continuing to execute on our vision of transforming our platform through expanded protein production, higher renewable corn oil yields, dextrose production and carbon capture. Our vision of the path ahead is clear, and our focus on achieving this transformation is unwavering.”

Highlights and Recent Developments
•Development of a novel Alcohol to Jet Sustainable Aviation Fuel technology underway through a joint venture, Blue Blade Energy, with United Airlines and Tallgrass
•Averaged 900 tons per day of Ultra-High Protein production for 21 days, hitting targeted volume
•Construction of MSCTM at turnkey solution partner Tharaldson Ethanol in Casselton, North Dakota, is on track and anticipated to be operational in early 2024
•Published third annual Sustainability Report, providing updates on progress toward emissions, governance and other goals

Results of Operations
Green Plains ethanol production segment sold 206.9 million gallons of ethanol during the first quarter of 2023, compared with 196.3 million gallons for the same period in 2022. The consolidated ethanol crush margin was ($15.3) million, or ($0.07) per gallon, for the first quarter of 2023, compared with ($14.2) million, or ($0.07) per gallon, for the same period in 2022. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes renewable corn oil and Ultra-High Protein, plus intercompany storage, transportation, nonrecurring decommissioning costs, nonethanol operating activities and other fees, net of related expenses.

Consolidated revenues increased $51.5 million for the three months ended March 31, 2023, compared with the same period in 2022, primarily due to higher volumes sold on ethanol, distillers grains including Ultra-High Protein, and renewable corn oil, as well as higher average selling prices on distillers grains including Ultra-High Protein, offset by lower average selling prices on ethanol and renewable corn oil within our ethanol production segment. Revenues were also slightly offset by lower revenues within our agribusiness and energy services segment as a result of decreased trading volumes and margins.

Net loss attributable to Green Plains increased $8.9 million for the three months ended March 31, 2023, compared with the same period last year, primarily due to lower agribusiness and energy services segment trading margins as well as higher depreciation expense. EBITDA increased $0.1 million for the three months ended March 31, 2023. Interest expense increased $0.9 million for the three months ended March 31, 2023, compared with the same period in 2022 primarily due to higher interest rates on floating rate debt and reduced capitalized interest as certain projects have been completed. Income tax expense was $3.4 million for the three months ended March 31, 2023, compared with income tax benefit of $1.2 million for the same period in 2022, primarily due to an increase in the valuation allowance recorded against certain deferred tax assets for the three months ended March 31, 2023.

Segment Information
The company reports the financial and operating performance for the following three operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains, Ultra-High Protein and renewable corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, Ultra-High Protein, renewable corn oil, grain, natural gas and other commodities and (3) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership and agribusiness and energy services segments and eliminated upon consolidation. Third-party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022	% Var.
Revenues
Ethanol production	$695,494	$637,553	9.1%
Agribusiness and energy services	142,386	148,712	(4.3)
Partnership	20,775	19,100	8.8
Intersegment eliminations	(25,706)	(23,930)	7.4
	$832,949	$781,435	6.6%

Gross margin
Ethanol production	$(21,453)	$(24,007)	(10.6)%
Agribusiness and energy services	9,106	14,273	(36.2)
Partnership	20,775	19,100	8.8
Intersegment eliminations	(484)	(440)	10.0
	$7,944	$8,926	(11.0)%

Depreciation and amortization
Ethanol production	$22,938	$18,432	24.4%
Agribusiness and energy services	813	464	75.2
Partnership	816	898	(9.1)
Corporate activities	819	605	35.4
	$25,386	$20,399	24.4%

Operating income (loss)
Ethanol production (1)	$(53,362)	$(51,158)	4.3%
Agribusiness and energy services	4,126	10,408	(60.4)
Partnership	11,896	11,809	0.7
Intersegment eliminations	(484)	(440)	10.0
Corporate activities	(18,716)	(18,521)	1.1
	$(56,540)	$(47,902)	18.0%

Adjusted EBITDA
Ethanol production (1)	$(30,267)	$(32,726)	(7.5)%
Agribusiness and energy services	5,227	10,723	(51.3)
Partnership	12,947	12,882	0.5
Intersegment eliminations	(484)	(919)	(47.3)
Corporate activities	(15,119)	(17,780)	(15.0)
EBITDA	(27,696)	(27,820)	(0.4)
Proportional share of EBITDA adjustments to equity method investees	45	45	—
	$(27,651)	$(27,775)	(0.4)%

(1) Ethanol production includes an inventory lower of cost or net realizable value adjustment of $13.2 million for the three months ended March 31, 2022.

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022	% Var.

Ethanol production
Ethanol sold (gallons)	206,880	196,348	5.4%
Distillers grains sold (equivalent dried tons)	482	504	(4.4)
Ultra-High Protein sold (tons)	52	12	333.3
Renewable corn oil sold (pounds)	68,011	59,295	14.7
Corn consumed (bushels)	71,235	68,304	4.3

Agribusiness and energy services (1)
Domestic ethanol sold (gallons)	258,275	181,725	42.1
Export ethanol sold (gallons)	2,381	51,260	(95.4)
	260,656	232,985	11.9

Partnership
Storage and throughput (gallons)	208,072	197,247	5.5%

(1) Includes gallons from the ethanol production segment

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended March 31,		Three Months Ended March 31,
	2023	2022	2023	2022
			($ per gallon produced)

Ethanol production operating loss (1)	$(53,362)	$(51,158)	$(0.26)	$(0.26)
Depreciation and amortization	22,938	18,432	0.11	0.10
Total adjusted ethanol production	(30,424)	(32,726)	(0.15)	(0.16)

Intercompany fees, net
Storage and logistics (partnership)	9,458	12,128	0.05	0.06
Marketing and agribusiness fees (2) (agribusiness and energy services)	5,662	6,384	0.03	0.03
Consolidated ethanol crush margin	$(15,304)	$(14,214)	$(0.07)	$(0.07)
(1) Ethanol production includes an inventory lower of cost or net realizable value adjustment of $13.2 million for the three months ended March 31, 2022.
(2) For the three months ended March 31, 2023 and 2022, includes $1.2 million and $1.9 million, respectively, for certain nonrecurring decommissioning costs and nonethanol operating activities.

Liquidity and Capital Resources
As of March 31, 2023, Green Plains had $408.3 million in total cash and cash equivalents, and restricted cash, and $159.0 million available under a committed revolving credit facility, which is subject to restrictions and other lending conditions. Total debt outstanding at March 31, 2023 was $709.6 million, including $212.7 million outstanding debt under working capital revolvers and other short-term borrowing arrangements and $58.6 million of non-recourse debt related to Green Plains Partners, net of debt issuance costs.

Conference Call Information
On May 4, 2023, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 9 a.m. Eastern time (8 a.m. Central time) to discuss first quarter 2023 operating results for each company. Domestic and international participants can access the conference call by dialing 888.210.4215 and 646.960.0269, respectively, and referencing conference ID 5027523. Participants are advised to call at least 10 minutes prior to the start time. Alternatively, the conference call and presentation will be accessible on Green Plains’ website here.

Non-GAAP Financial Measures
Management uses EBITDA, adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization excluding the change in right-of-use assets. Adjusted EBITDA includes adjustments related to our proportional share of EBITDA adjustments of our equity method investees. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of adjusted EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.8% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed initiative or to achieve anticipated benefits from its plant upgrade and modernization program, disruption caused by health epidemics, such as the COVID-19 outbreak, and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$354,204	$444,661
Restricted cash	54,139	55,615
Accounts receivable, net	106,546	108,610
Income taxes receivable	771	1,286
Inventories	279,707	278,950
Other current assets	35,187	39,628
Total current assets	830,554	928,750
Property and equipment, net	1,028,491	1,029,327
Operating lease right-of-use assets	84,362	73,244
Other assets	91,425	91,810
Total assets	$2,034,832	$2,123,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$128,557	$234,301
Accrued and other liabilities	47,258	44,443
Derivative financial instruments	65,149	47,941
Operating lease current liabilities	23,373	20,721
Short-term notes payable and other borrowings	212,670	137,678
Current maturities of long-term debt	1,832	1,838
Total current liabilities	478,839	486,922
Long-term debt	495,114	495,243
Operating lease long-term liabilities	64,406	55,515
Other liabilities	23,436	24,385
Total liabilities	1,061,795	1,062,065

Stockholders' equity
Total Green Plains stockholders' equity	822,988	910,031
Noncontrolling interests	150,049	151,035
Total stockholders' equity	973,037	1,061,066
Total liabilities and stockholders' equity	$2,034,832	$2,123,131

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2023	2022

Revenues	$832,949	$781,435

Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	825,005	772,509
Operations and maintenance expenses	7,253	5,566
Selling, general and administrative expenses	31,845	30,863
Depreciation and amortization expenses	25,386	20,399
Total costs and expenses	889,489	829,337
Operating loss	(56,540)	(47,902)

Other income (expense)
Interest income	3,165	71
Interest expense	(9,738)	(8,806)
Other, net	189	411
Total other expense	(6,384)	(8,324)
Loss before income taxes and income (loss) from equity method investees	(62,924)	(56,226)
Income tax benefit (expense)	(3,429)	1,153
Income (loss) from equity method investees	104	(799)
Net loss	(66,249)	(55,872)
Net income attributable to noncontrolling interests	4,075	5,602
Net loss attributable to Green Plains	$(70,324)	$(61,474)

Earnings per share
Net loss attributable to Green Plains - basic and diluted	$(1.20)	$(1.16)

Weighted average shares outstanding
Basic and diluted	58,549	52,887

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(66,249)	$(55,872)
Noncash operating adjustments
Depreciation and amortization	25,386	20,399
Other	8,557	2,859
Net change in working capital	(84,662)	(129,926)
Net cash used in operating activities	(116,968)	(162,540)

Cash flows from investing activities
Purchases of property and equipment, net	(32,591)	(61,984)
Proceeds from the sale of marketable securities	—	99,917
Other investing activities	(2,829)	—
Net cash provided by (used in) investing activities	(35,420)	37,933

Cash flows from financing activities
Net proceeds (payments) - long term debt	(515)	43,823
Net proceeds - short-term borrowings	74,677	135,472
Other	(13,707)	(11,382)
Net cash provided by financing activities	60,455	167,913

Net change in cash and cash equivalents, and restricted cash	(91,933)	43,306
Cash and cash equivalents, and restricted cash, beginning of period	500,276	560,959
Cash and cash equivalents, and restricted cash, end of period	$408,343	$604,265

Reconciliation of total cash and cash equivalents, and restricted cash
Cash and cash equivalents	$354,204	$509,195
Restricted cash	54,139	95,070
Total cash and cash equivalents, and restricted cash	$408,343	$604,265

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(66,249)	$(55,872)
Interest expense	9,738	8,806
Income tax expense (benefit)	3,429	(1,153)
Depreciation and amortization (1)	25,386	20,399
EBITDA	(27,696)	(27,820)
Proportional share of EBITDA adjustments to equity method investees	45	45
Adjusted EBITDA	$(27,651)	$(27,775)

(1) Excludes amortization of operating lease right-of-use assets and amortization of debt issuance costs.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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